UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2012

CRESCENT FINANCIAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32951	45-2915089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

(Address of principal executive offices)

 (919) 659-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2012, Scott Custer, the President and Chief Executive Officer of Crescent Financial Bancshares, Inc. (the “Company”), and the Chief Executive Officer of Crescent State Bank (the “Bank”), entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with the Company, the Bank and Piedmont Community Bank Holdings, Inc., a multi-bank holding company and the owner of approximately 88% of the Company’s outstanding shares of common stock (“Piedmont”). The original employment agreement between Mr. Custer and Piedmont was entered into on December 16, 2009 in connection with Mr. Custer’s service as Chief Executive Officer of Piedmont, but was amended and restated to, among other things, add the Company and the Bank as parties to the agreement, and reflect his appointment as an executive officer of the Company and the Bank. The Employment Agreement has an effective date of January 1, 2012, which is the date that Mr. Custer began to receive his compensation from the Bank for the services rendered to the Company, the Bank and Piedmont.

The Employment Agreement has a three-year term from the original effective date of December 16, 2009, which term will automatically be extended by additional one-year terms thereafter on each anniversary of the original effective date, provided that no party delivers ninety days prior written notice of termination. The Employment Agreement provides that Mr. Custer will receive an annual salary in 2012 of $320,000 for all services as an officer, director, and employee of Piedmont, the Company and the Bank, as well as any of their affiliates (the “Employer Group”). After 2012, the amount of Mr. Custer’s salary will be determined by the Company’s Board of Directors, provided that it will be no less than $300,000 per year. The Employment Agreement also provides that Mr. Custer is eligible to receive a performance bonus of up to two times his salary each year based on the achievement of performance measures to be determined by the Company’s board of directors, as advised by the compensation committee of the board of directors, for 2012 and in future years. Additionally, the Employment Agreement provides that Mr. Custer will receive grants of options for Piedmont stock in an amount equal 2% of equity issued in Piedmont equity financings, subject to certain limitations.

The Employment Agreement also provides that Mr. Custer is entitled to benefits that senior executive officer of the Employer Group become entitled to under benefit plans and programs approved by the respective boards of directors of the Employer Group, including participation in any 401(k) plan and medical, dental, disability, and life insurance plans, subject to the terms of such plans.

The Employment Agreement provides that if Mr. Custer’s employment is terminated by the Employer Group without cause (as defined therein), he will receive severance payments equal to the monthly amount of his base salary for eighteen months following his termination of employment, subject to the execution of a release of claims against the Company and its affiliates and Mr. Custer’s compliance with certain obligations, including prohibitions on competing with the Employer Group and soliciting the Employer Group’s customers and employees.

The Employment Agreement further provides that payment of the salary, bonus and any severance payments owed to Mr. Custer under the agreement may be apportioned by members of the Employer Group for which Mr. Custer is performing services as they may agree from time to time. In this regard, since January 1, 2012, Piedmont has provided monthly reimbursement to the Bank in the amount of 25% of the salary and benefit costs attributable to Mr. Custer. The portion of such costs paid by Piedmont and the Bank are based upon the estimated amount of work performed by Mr. Custer for each of these entities.

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated as of April4, 2012, by and among Crescent Financial Bancshares, Inc., Crescent State Bank, Piedmont Community Bank Holdings, Inc. and Scott Custer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	CRESCENT FINANCIAL BANCSHARES, INC.

	By:	/s/ Terry S. Earley
Name: Terry S. Earley
Title: Chief Financial Officer